Exhibit 10.5

Based upon the recommendation of the Compensation and Human Capital Committee, on July 20, 2022, the Board of Directors granted a one-time supplemental cash retainer in the amount of $10,000 to Theodore Bunting in recognition of his contributions to the Nominating and Corporate Governance Committee’s director recruitment efforts.